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                                                                     EXHIBIT 3.2

                                    FORM OF
                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION

                                       OF

                        SMITH-GARDNER & ASSOCIATES, INC.

         Pursuant to Sections 607.1003 and 607.1007 of the Florida Business Corporation Act, the Articles of Incorporation of Smith-Gardner & Associates, Inc., originally filed with the Secretary of State of Florida on December 8, 1988, are hereby amended and restated in their entirety as follows.

                                    ARTICLE I
                                      NAME

         The name of the corporation is Smith-Gardner & Associates, Inc. (hereinafter called the "Corporation").

                                   ARTICLE II
                      PRINCIPAL OFFICE AND MAILING ADDRESS

         The principal office and mailing address of the Corporation is 1615 South Congress Street, Delray Beach, Florida 33445.

                                   ARTICLE III
                                  CAPITAL STOCK

         The aggregate number of shares of all classes of capital stock that the Corporation is authorized to issue is sixty million (60,000,000) shares consisting of (i) fifty million (50,000,000) shares of common stock, par value $0.01 per share (the "Common Stock") and (ii) ten million (10,000,000) shares of preferred stock, par value $0.01 per share (the "Preferred Stock").

         The designations and the preferences, limitations and relative rights of the Common Stock and the Preferred Stock of the Corporation are as follows:

A.       PROVISIONS RELATING TO THE COMMON STOCK.

         1.       VOTING RIGHTS.

                  (a) Except as otherwise required by law or as may be provided by the resolutions of the Board of Directors authorizing the issuance of any class or series of Preferred Stock, as provided in Section B of this Article III, all rights to vote and all voting power shall be vested



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exclusively in the holders of the Common Stock.

                  (b) The holders of the Common Stock shall be entitled to one vote per share on all matters submitted to a vote of shareholders, including, without limitation, the election of directors.

         2. DIVIDENDS. Except as otherwise provided by law or as may be provided by the resolutions of the Board of Directors authorizing the issuance of any class or series of Preferred Stock, as provided in Section B of this Article III, the holders of the Common Stock shall be entitled to receive when, as and if provided by the Board of Directors, out of funds legally available therefor, dividends payable in cash, stock or otherwise.

         3. LIQUIDATING DISTRIBUTIONS. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, and after payment or provision for payment of the debts and other liabilities of the Corporation, and except as may be provided by the resolutions of the Board of Directors authorizing the issuance of any class or series of Preferred Stock, as provided in Section B of this Article III, the remaining assets of the Corporation shall be distributed pro-rata to the holders of the Common Stock.

B.       PROVISIONS RELATING TO THE PREFERRED STOCK.

         1. GENERAL. The Preferred Stock may be issued from time to time in one or more classes or series, the shares of each class or series to have such designations, powers, preferences, rights, qualifications, limitations and restrictions thereof as are stated and expressed herein and in the resolution or resolutions providing for the issuance of such class or series adopted by the Board of Directors as hereinafter prescribed.

         2. PREFERENCES. Authority is hereby expressly granted to and vested in the Board of Directors to authorize the issuance of the Preferred Stock from time to time in one or more classes or series, to determine and take necessary proceedings fully to effect the issuance and redemption of any such Preferred Stock, and, with respect to each class or series of the Preferred Stock, to fix and state by the resolution or resolutions from time to time adopted providing for the issuance thereof the following:

                  (a) whether or not the class or series is to have voting rights, full or limited, or is to be without voting rights;

                  (b) the number of shares to constitute the class or series and the designations thereof;

                  (c) the preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to any class or series;




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                  (d) whether or not the shares of any class or series shall be redeemable and if redeemable the redemption price or prices, and the time or times at which and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;

                  (e) whether or not the shares of a class or series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and if such retirement or sinking fund or funds be established, the annual amount thereof and the terms and provisions relative to the operation thereof;

                  (f) the dividend rate, whether dividends are payable in cash, stock of the Corporation, or other property, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of the dividends payable on any other class or classes or series of stock, whether or not such dividend shall be cumulative or noncumulative, and if cumulative, the date or dates from which such dividends shall accumulate;

                  (g) the preferences, if any, and that amounts thereof that the holders of any class or series thereof shall be entitled to receive upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;

                  (h) Whether or not and the circumstances under which the shares of any class or series shall be convertible into, or exchangeable for, the shares of any other class or classes or of any other series of the same or any other class or classes of the Corporation and the conversion price or prices or ratio or ratios or the rate or rates at which such conversion or exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and

                  (i) such other special rights and protective provisions with respect to any class or series as the Board of Directors may deem advisable.

         The shares of each class or series of the Preferred Stock may vary from the shares of any other class or series thereof in any or all of the foregoing respects. The Board of Directors may increase the number of shares of Preferred Stock designated for any existing class or series by a resolution adding to such class or series authorized and unissued shares of the Preferred Stock not designated for any other class or series. The Board of Directors may decrease the number of shares of Preferred Stock designated for any existing class or series by a resolution, subtracting from such class or series unissued shares of the Preferred Stock designated for such class or series and the shares so subtracted shall become authorized, unissued and undesignated shares of the Preferred Stock.








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                                   ARTICLE IV
                                    DIRECTORS

         The Board of Directors of the Corporation shall consist of at least one Director, with the exact number of Directors to be fixed from time to time in the manner provided in the Company's Bylaws. Directors may only be removed for cause. "Cause" shall mean any intentional or grossly reckless conduct that is harmful to the Corporation, such as misuse of confidential information, competing against the Corporation, a serious violation of due care or fiduciary duties or other gross abuse of office.


                                    ARTICLE V
                           REGISTERED OFFICE AND AGENT

         The street address of the Corporation's registered office is 1615 South Congress Street, Delray Beach, Florida 33445. The name of the Corporation's registered agent at that office is Wilburn W. Smith.

                                   ARTICLE VI
                                 INDEMNIFICATION

         The Corporation shall indemnify and shall advance expenses on behalf of its officers and directors, to the fullest extent now or hereafter permitted by law.

         IN WITNESS WHEREOF, the undersigned has executed these Amended and Restated Articles of Incorporation this ____ day of ____________, 199__.

                                     SMITH-GARDNER & ASSOCIATES, INC.



                                     By:
                                        --------------------------------------
                                         Gary G. Hegna
                                         Chief Executive Officer and President






















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